UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

___________

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported) March 29, 2007

TEREX CORPORATION

(Exact Name of Registrant as Specified in Charter)

Delaware	1-10702	34-1531521
(State or Other Jurisdiction	(Commission	(IRS Employer
of Incorporation)	File Number)	Identification No.)

200 Nyala Farm Road, Westport, Connecticut	06880
(Address of Principal Executive Offices)	(Zip Code)

Registrant's telephone number, including area code (203) 222-7170

NOT APPLICABLE
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers; Compensatory Arrangements of Certain Officers.

(e) The Board of Directors (the “Board”) and the stockholders of Terex Corporation (“Terex” or the “Company”) previously adopted the Terex Corporation 2004 Annual Incentive Compensation Plan (the “Annual Plan”), which provides for incentive compensation in the form of an annual bonus to key executives of Terex upon satisfaction of certain performance measures. Terex has previously filed the Annual Plan with the Securities and Exchange Commission. On March 29, 2007, the Compensation Committee of the Board approved the performance measures, and the related percentage of bonus allocable to each such measure, to be applied under the Annual Plan for determining the bonus for Ronald M. DeFeo, the Company’s Chairman and Chief Executive Officer, with respect to Terex’s 2007 fiscal year.

The Annual Plan is designed to provide incentive and reward for performance that is consistent with the objectives of Terex. For 2007, the Compensation Committee approved a bonus plan for Mr. DeFeo that is contingent on Mr. DeFeo satisfying both quantitative financial performance measures (with a bonus target equal to 100% of Mr. DeFeo’s annual base salary) and qualitative performance measures (with a bonus target equal to $1,000,000). Mr. DeFeo’s annual base salary is currently $900,000. For performance that meets the goals set forth below, Mr. DeFeo would receive 100% of the corresponding bonus target. For performance that fails to meet the goals, Mr. DeFeo would receive less than 100% of the bonus target, with the actual payment amount corresponding directly with the level of achievement under the target (e.g. 90% achievement would result in a 75% payment, 80% achievement would result in a 50% payment and less than 80% achievement would result in no payment). Alternatively, for performance that exceeds the objectives, Mr. DeFeo would receive greater than 100% of the bonus target, with the actual payment amount corresponding directly with the level of achievement in excess of the target (e.g. 110% achievement would result in a 125% payment, 120% achievement would result in a 150% payment and greater than 120% achievement is capped at a payment of 150%).

The 2007 quantitative financial performance measures focus on three specific areas of financial performance:

•	return on invested capital (“ROIC”), weighted as 60% of the quantitative target;
•	earnings per share (“EPS”), weighted 20%; and
•	management of working capital, weighted 20%.

ROIC will be determined based on the four quarter period starting with the first quarter of 2007. ROIC is calculated by dividing the Company’s last four quarters’ Income from operations (adjusted for certain non-recurring items) by the average of the sum of Total stockholders’ equity plus Debt less Cash and cash equivalents for the last five quarter ended Consolidated Balance Sheets. For this purpose, Debt is calculated using the Company’s balance sheet amounts for Notes payable and current portion of long-term debt plus Long-term debt, less current portion. The ROIC target for Mr. DeFeo for 2007 is 41.9%, which is based on the Company’s budget for 2007 presented to the Board of Directors in December 2006. Mr. DeFeo can achieve greater or less than 100% of his bonus target as outlined above depending on Terex’s actual ROIC performance.

EPS will be measured against a specified targeted EPS value. The target EPS for Mr. DeFeo for 2007 is based on the Company’s budget for 2007 presented to the Board of Directors in December 2006. An EPS of $5.00/share will result in Mr. DeFeo achieving 100% of his bonus target. As indicated above, at an EPS of $5.50/share, Mr. DeFeo will achieve 125% of his bonus target, and at an EPS of $6.00/share or greater, Mr. DeFeo will achieve 150% of his bonus target. Alternatively, should the Company fail to reach an EPS of $5.00/share, Mr. DeFeo’s bonus will be reduced as outlined above.

Management of working capital will be measured based on a target of net cash days. Net cash days are determined by using the following mathematical formula: (i) the number of days sales are outstanding, plus the inventory turn rate (measured in days), minus (ii) the number of days payables are outstanding. The result of this calculation will determine the net number of cash days. Mr. DeFeo’s target is based on the Company’s budget for 2007 presented to the Board of Directors in December 2006, and Mr. DeFeo will achieve 100% of his bonus target if Terex achieves a management of working capital measure of 79 net cash days. Again, Mr. DeFeo can achieve greater or less than 100% of his bonus target as outlined above depending on Terex’s actual management of working capital performance.

Mr. DeFeo has a number of qualitative performance measures that will be considered in determining his award under the Plan. Each of these qualitative measures uses various criteria to determine achievement. These include his performance in the areas of:

•	Talent Development, Diversity and Succession Planning (weighted as 15% of the qualitative target);
•	Financial Controls, Ethics and Information Technology (weighted 15%);
•	Making Terex a Better Place to Work (weighted 10%);
•	Corporate Operational Initiatives (weighted 20%);
•	Corporate Marketing Initiatives (weighted 20%);
•	Business Development (weighted 10%); and
•	Financial Structure (weighted 10%).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: April 4, 2007

TEREX CORPORATION

By: /s/ Eric I Cohen
Senior Vice President,
Secretary and General
Counsel

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